Execution version

DATED 26 OCTOBER 2018

BETWEEN

SEQUANS COMMUNICATIONS
As Issuer

AND

HARBERT EUROPEAN SPECIALTY LENDING COMPANY II S.à r.l.
As Subscriber

______________________________________
BOND ISSUe AGREEMENT
________________________________________

LPA - CGR

THIS BOND ISSUE AGREEMENT HAS BEEN ENTERED INTO ON 26 OCTOBER 2018 BETWEEN:

(1)
SEQUANS COMMUNICATIONS, a limited company (société anonyme), whose registered office is at 15-55, boulevard Charles de Gaulle Les Portes de la Défense - 92700 Colombes, registered with the Nanterre Registry under number 450 249 677, hereinafter referred to as “Sequans Communications” or as the “Issuer”.

(2)
HARBERT EUROPEAN SPECIALTY LENDING COMPANY II S.à r.l., a company with a limited liability (société à responsabilité limitée) incorporated under the laws of Luxembourg whose registered office is at 5, rue Guillaume Kroll, L-1882 Luxembourg, hereinafter referred to as “HESLC II” or the “Subscriber” or the “Noteholder”, as the case may be;

(together, the “Parties”)

WHEREAS:

The Subscriber is a fund, the business of which consists in making investments in providing specialty debt financing to European growth business, predominantly in the sectors of innovation, internet, technologies and life sciences.

The Issuer is a 4G chipmaker and leading provider of single-mode LTE chipset solutions to wireless device manufacturers worldwide.

In order to provide the Issuer with sufficient funding to scale up its operation and prepare subsequent larger financing round, the Subscriber has agreed to subscribe to an issue of bonds (the “Notes”) by the Issuer for a nominal amount of twelve million Euros (€ 12,000,000), subject to and upon the terms and conditions contained herein.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Bond Issue Agreement (as hereinafter defined) unless the context otherwise specifically provides, the following expressions shall have the following meanings:

-
"Accounts" means the certified consolidated Issuer’s financial statements (comptes annuels) for the relevant financial year, each consisting of a balance sheet (bilan) of the Issuer and a profit and loss account (compte de résultat) of the Issuer and the accounting exhibit (annexe comptable);

-	"Agreement" means this Bond Issue Agreement entered into between Sequans Communications and HESLC II on the date hereof;

–
"Amortization Date" means the last Business Day of each calendar month, starting after a period of twelve (12) months following the Closing Date and during which such twelve (12) month period only Interest Payments shall be due.

-	"Availability Period" means the period of five (5) days starting from the date of execution of this Agreement.

-	"Business Day" means a day (other than a Saturday or Sunday) on which the banks are open for business in Paris and in London, and which is also a TARGET Day;

-
"Charged Property" means the whole or any part of the property, assets, and undertaking of the Issuer from time to time mortgaged, charged or assigned to the Noteholder pursuant to the Security Documents;

-	"Closing Date" means the date on which the Notes are issued and subscribed;

-	"Condition Precedent Documents" means the documents to be supplied to the Subscriber as a condition precedent to the subscription of the Notes, such as these documents are identified under Annex 1;

-	"Event of Default" means any of those events set out in Article 10 (Events of Default);

-
"First Ranking Bank Accounts Pledge Agreement" means the first ranking bank account pledge agreement to be entered into on or about the date hereof between, the Issuer, as pledgor, and the Subscriber, as beneficiary;

-
"HESLC II Group" means HESLC II and any of its nominees, all or any subsidiary or holding companies for the time being or in the future of HESLC II, any subsidiary of any such holding company as aforesaid, together with, if appropriate, all or any general partners, limited partners, carried interest partners, investment trusts or investment companies of funds of or managed by HESLC II or by any holding or subsidiary company of HESLC II from time to time and any nominee of any of the foregoing;

-
"Indebtedness" means any obligation of any person from time to time (present or future, actual or contingent, as principal or surety or otherwise) for the payment or repayment of money including, but not limited to:

(a)	under acceptances, bills, bonds, debentures, notes or similar instruments;

(b)	under guarantees, indemnities or other assurances against financial loss;

(c)	in respect of the purchase, hire or lease of any asset or services under an arrangement treated as a finance lease under Financial Reporting Standards (or IFRS); and

(d)	indebtedness of other persons secured by or benefiting from any Security Interests on the property of that person;
but excluding (i) trade indebtedness of such person incurred in the ordinary course of business, (ii) normal working capital item like trade creditors, and (iii) debts included under the provision 8.1.15 (“Subordination”) and it being understood that normal working capital, "avances conditionées” from Bpifrance Financement or other government equivalent for research programs or subordinated debts as referred to in Article 9.1.7 below shall not be deemed as “Indebtedness”.

-
Intellectual Property" means all subsisting intellectual property rights owned presently or in the future by the Issuer in any part of the world including patents and rights of a similar nature, divisions, prolongations, renewals, extensions, supplementary protection certificates and continuations of such applications for patents, registered and unregistered trademarks, registered and unregistered designs, utility models (in each case for their full period and all extensions and renewals of them), applications for any of them and the right to apply for any of them in any part of the world, inventions, processes, software, formulae, technology (whether patentable or not), drawings, trade secrets, know-how, brand names, domain names, database rights, copyright and rights in the nature of database rights and copyright, design rights, get-up and any uniform resource identifier and any similar rights existing in any country and all legal equitable and other rights in any of them owned by the Issuer; and the benefit (subject to the burden) of any and all agreements, arrangements and licences (where such agreements and licences permit the creation of security without prior consent) in connection with any of the foregoing;

-
"Interest Payment" means interest payments due by the Issuer to the Noteholder pursuant to this Agreement, on any and all Interest Payment Dates and on the Redemption Date, in accordance with the payment schedule as referred to in Annex 2;

-	"Interest Payment Date" means the last Business Day of each calendar month;

-
"Interest Period" means a period commencing on and including an Interest Payment Date and ending on but excluding the next following Interest Payment Date. Every Interest Period shall have a duration of one month except that:

•	the initial Interest Period in respect of the Notes will commence on the Closing Date and end on the next following Interest Payment Date; and

•	if any Interest Period would otherwise overrun any Interest Payment Date, such Interest Period shall end on such Interest Payment Date;

-	"Issue Documents" means this Agreement, each of the Security Documents and any document designated as an "Issue Document" by the Issuer and the Subscriber;

-	"Issue" means the bond issue carried out pursuant to this Agreement;

-	"Issuer" means Sequans Communications as further described in the recitals of this Agreement;

-	"Issuer’s Group" means Sequans Communications and its subsidiaries for the time being;

-	"Material Adverse Effect" means a material adverse effect of an event which is materially adverse to:

(a)	the financial condition of the Issuer;

(b)	the business/operations of the Issuer; and

(c)	the ability to comply with any of its obligations under any of the Issue Documents;

-
"Natixis Factoring Programme" means the factoring programme entered into by the Issuer with Natixis Factor pursuant to the terms of the agreement entitled “Contrat Global Export n°71958” dated 5 June 2014, as such agreement has been amended by two amendment agreements dated 12 October 2016 and 10 July 2017 and as such agreement may be further amended, restated or supplemented from time to time;

-
"Non-Cooperative Jurisdiction" means a "non-cooperative state or territory" (Etat ou territoire non cooperatif) as set out in the list referred to in Article 238-0-A of the French tax Code (Code général des impôts), as such list may be amended from time to time;

-
"Notes" means the twelve thousand (12,000) bonds issued hereunder for an aggregate principal amount of twelve million Euros (EUR 12,000,000), with a par value of one thousand Euros (€ 1,000) each, with Warrant attached (obligations à bon de souscription d’actions);

-	"Noteholder" means the person, including the Subscriber and any subsequent person(s) entered in the Register which the Issuer under this Agreement is required to maintain, as holder(s) of the Notes;

-	"Noteholder Office" means the office through which that Bondholder is holding the Bonds held by it;

–	"One Year EUR Libor Rate" means the one year Euro Libor rate as quoted in the Wall Street Journal five (5) Business Days prior to the Closing Date;

–	"Permitted Indebtedness" means:

•
any Indebtedness arising under the Natixis Factoring Programme or any new factoring programme entered into to replace or supplement such Natixis Factoring Programme, up to, in total, twenty million dollars ($20,000,000) (or its equivalent in other currencies), which amount shall be increased to twenty five million dollars ($25,000,000) (or its equivalent in other currencies) as from such date upon which the Issuer’s last 12 month revenues are equal to or greater than one hundred million dollars ($100,000,00) and the Notes have started to amortise on schedule;

•
any Indebtedness arising under any loan agreement entered into or to be entered into with Bpifrance Financement for an aggregate amount of up to $5,000,000 (or its equivalent in other currencies) in aggregate;

•	the Notes;

•
any Indebtedness arising under any convertible promissory note issued to the benefit of Nokomis Capital Master Fund, LP for an aggregate principal amount of twenty three million five hundred thousand dollars ($23,500,000);

•
any Indebtedness arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate, price or currency entered into for the day-to-day business or for hedging purposes (as opposed to speculative purposes);

•
any Indebtedness arising under any deferred purchase price or any earn-out or any arrangements having a similar economic effect which is payable by the Issuer after completion of an acquisition after the consent of the Noteholder; and

•	other bank debts, lease obligations and other forms of loan finance of up to one million dollars ($1,000,000) in aggregate(or its equivalent in other currencies).

-	"Permitted Security Interest" means:

-	the Security Interests constituted by the Security Documents;

-	any Security Interest granted to secure the Natixis Factoring Programme;

-	any liens arising by operation of law in the ordinary course of business;

-
any Security Interest granted to a financing party over any equipment, the purchase of which has been funded by such financing party and the purchase price of which does not exceed five hundred thousand dollars ($500,000);

-	any netting or set-off arrangement entered into by the Issuer in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Issuer’s Group;

-	any payment or close out netting or set-off arrangement pursuant to any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate, price or currency which constitutes Permitted Indebtedness;

-	any rental deposit;

-
any Security Interest securing any Indebtedness arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate, price or currency entered into for the day-to-day business or for hedging purposes (as opposed to speculative purposes) with a limit of four hundred thousand dollars ($400,000); or

-	any other Security Interests created with the prior written consent of the Noteholder and in respect of the normal and reasonable way of doing business;

–
"Pledge of Goodwill Agreement" means the pledge of goodwill agreement in French language to be entered into on or about the date hereof between, the Issuer, as constituant, and the Subscriber, as bénéficiaire;

–
"Pledge of Intellectual Property Rights Agreement" means the pledge of intellectual property right agreement to be entered into on or about the date hereof between, the Issuer, as pledgor, and the Subscriber, as beneficiary;

–	"Pledge of Receivables Agreement" means the pledge of receivables agreement to be entered into on or about the date hereof between, the Issuer, as pledgor, and the Subscriber, as beneficiary;

–	"Register" has the meaning ascribed to such term in Clause 12.1;

–	"Redemption Date" means the date falling forty two (42) months after the Closing Date;

-
"Security Documents" means any document entered into by the Issuer from time to time creating any Security Interest, to secure the payment obligations of the Issuer under this Agreement over certain assets of the Issuer, including, without limitation, the Pledge of Intellectual Property Rights Agreement over certain Intellectual Property rights held by the Issuer, the First Ranking Bank Accounts Pledge Agreement over the French bank accounts of the Issuer, the Pledge of receivables Agreement over the receivables held by the Issuer over its clients (to the exception of the receivables assigned under the Natixis Factoring Programme), the Pledge of Goodwill Agreement over the goodwill of the Issuer (Convention de Nantissement de Fonds de Commerce), the UK IP Charge, the US Collateral Assignment of Patents Agreements as Security for the Issuer, the US Collateral Assignment of Patents Agreements as Security for Sequans Communications Limited and the US Collateral Assignment of Trademarks as Security for the Issuer;

-
"Security Interest" means any mortgage, charge, assignment, pledge, lien, contractual right of set‑off, hypothecation, encumbrance, priority or other security interest or any arrangement which has substantially the same commercial or substantive effect as the creation of security;

–	"Subscriber" means HESLC II as the initial subscriber to the Notes and Noteholder;

–	"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

–	"TARGET Day" means any day on which TARGET is open for the settlement of payments in Euro.

–	"Term Sheet" means the term sheet executed between the parties on 24 September, 2018;

–	"UK IP Charge" means the UK charge over certain IP rights (other than patents) to be entered into between Sequans Communications limited, and the Subscriber;

–
"US Collateral Assignment of Patents as Security Agreement" means any of (i) the US assignment of Patents as security agreement to be entered into between the Issuer as Assignor and the Subscriber as Beneficiary and (ii) the US assignment of Patents as security agreement to be entered into between Sequans Communications limited as Assignor and the Subscriber as Beneficiary.

–
"Warrant" means the warrant (bon de souscription d'action) attached to the Notes which will be immediately detached (détaché) from the Notes upon the issuance of the Notes on the Closing Date, the terms and conditions of which are set out in the provisions of the Warrant Issue Agreement;

–
"Warrant Issue Agreement" means the warrant issue agreement to be entered into on or about the date hereof between Sequans Communications, as issuer, and Harbert European Growth Capital Fund II, as beneficiary;

1.2
In this Agreement except as otherwise provided or where clearly inconsistent words importing the singular include the plural and vice versa; words denoting gender include every gender; words denoting persons include corporate or unincorporated bodies; and words and expressions in the French language defined in the French Commercial Code as amended shall bear the same meanings herein.

2.	ISSUE AND SUBSCRIPTION

2.1
The Notes are issued by the Issuer in registered form exclusively reserved to the Subscriber, for a total maximum principal amount of twelve million Euros (€ 12,000,000), with a par value of one thousand Euros (€ 1,000) per Note as authorized by the Issuer’s Shareholders resolutions dated June 29, 2018, in accordance with Article L. 228-40 of the French Commercial Code.

2.2
By the end of the Availability Period, the Subscriber shall subscribe the Notes, subject to and upon having received each and every one of the Condition Precedent Documents, in a form deemed satisfactory for the Subscriber.

After the end of the Availability Period, in the event that any of the Condition Precedent Documents has not been received by the Subscriber in a form deemed satisfactory for it and that any the satisfaction of the corresponding condition precedent has not been waived by the Subscriber in accordance with the Clause 2.3 below, the issue of the Notes shall be deemed irrevocably cancelled.

2.3	The Subscriber may waive whole or part of the requirements of Article 2.2 in writing to the Issuer.

2.4
Subscription to the Notes will be wholly paid up by the Subscriber upon signing the subscription form such as the document is identified in schedule 3, by bank transfer. The funds corresponding to the subscription of the Notes shall be made available to the Issuer within five (5) Business Days following the Closing Date.

3.	PURPOSE OF THE ISSUE

3.1	The Issue of the Notes is for general corporate purposes and working capital requirements.

3.2	Without prejudice to the above, the Noteholder shall not be under any obligation to monitor the use of the proceeds of the Issue.

4.	RANKING

Each of the Notes shall rank equally and rateably inter se (pari passu) without any discrimination or preference and as direct unconditional, unsubordinated obligations, secured as set out in the Security Documents.

Each of the Notes shall rank senior to the claims of the Issuer’s other unsecured creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

5.	INTEREST

5.1
With respect to Notes, the interest rate shall be fixed on the Closing Date at the greater of (i) nine percent (9.00%) per annum or (ii) the One Year EUR Libor Rate, as quoted in the Wall Street Journal five (5) Business Day prior to subscription, plus nine percent (9.00%) per annum.

5.2	Interest shall be paid in arrears in respect of each Interest Period on each Interest Payment Date, as set out in the interest payment schedule attached as Annex 2.

To the extent interest is not paid for at least one year on any Interest Payment Date, further interest shall accrue on any such interest not so paid in accordance with Article 1343-2 of the French Civil Code at the rate specified in Article 5.5 here under. Interest shall be calculated on the basis of a 365 days year and shall be deemed to accrue on the Notes from day to day.

5.3
Each interest payment shall be made to the Noteholder, such as evidenced on the Register of Noteholder at the close of business on the Business Day preceding the date for payment of such interest, and every such Noteholder shall be deemed, for the purposes of these presents, to be the holder, on such date for payment of interest, of the Notes held by him on such preceding date notwithstanding any intermediate transfer or transmission of any such Notes.

5.4
Interest on the principal moneys outstanding on any Notes becoming liable to repayment under any provision hereof shall cease to accrue as from the due date for repayment of such principal moneys unless repayment of any such principal moneys and/or payment of any such interest is not effected in which event interest shall continue to accrue at the rate specified in Article 5.5 on the amount which remains unpaid until actual payment in full of such principal moneys and interest is made.

5.5
Should the Issuer fail to pay any sum (including, but without limitation, any sum payable on each Interest Payment Date pursuant to Article 5.2) on its due date for payment under this Agreement, the Issuer shall pay interest on such sum from the due date (included) up to the date of actual payment (excluded) (as well after as before judgment) at a rate which shall be the aggregate of (a) two percent (2%) per cent per annum and (b) the interest rate set out under Article 5.1 here above.

6.	REPAYMENT, PURCHASE AND CANCELLATION

6.1
Pursuant to the amortization table as set forth in Annex 2 herewith, the Issuer shall repay the principal of the Notes in thirty (30) monthly instalments starting from the Amortization Date, until the Redemption Date (or on such earlier date or dates as the same shall become repayable in accordance with this Agreement).

6.2	The Issuer may redeem or purchase the outstanding Notes in whole (but not in part) at any time prior to the Redemption Date upon paying to the Noteholder, an amount equal to sum of:

(1)	the principal and interest payments (including interest accrued but unpaid) due on such early redemption date, or purchase date;

(2)
the sum of the principal and interest payments which would have been due during the period starting from the early redemption date, or purchase date (in both cases excluded) until the Redemption Date (included) (had such redemption or repurchase not occurred), discounted at a discount rate of 5% per annum;

(3)	the fee due and payable to the Noteholder in accordance with the provisions of Article 19.2 below.

For ease of interpretation, a worked example based on certain assumed funding and prepayment dates is set out in the column entitled “Prepayment Amount Assuming Full prepayment at month end” of Annex 2 (Payment and Amortization Schedule).

6.3
Upon the occurrence of a change of control of the Issuer within the meaning of Article L. 233-3 of the French Commercial Code, the Issuer shall promptly notify Noteholder in writing upon becoming aware of the occurrence of such change of control, and the Noteholder may, by not less than 10 Business Days' prior written notice to the Issuer, such notice to be sent within 10 Business Days from the Issuer notifying the Noteholder of the occurrence of such change of control, request the early redemption of the Notes, in which case the Issuer shall redeem the outstanding Notes by paying to the Noteholder, an amount calculated in accordance with the provisions of Article 6.2 above.

6.4
In the event that following the occurrence of any Event of Default described in Article 10.12 (Material Adverse Change), the Noteholder declares the Notes to be immediately due and payable, the Issuer shall redeem the outstanding Notes by paying to the Noteholder, an amount equal to the sum of the outstanding principal of the Notes, together with all interest accrued but unpaid and the fee due and payable to the Noteholder in accordance with the provisions of Article 19.2 below, but without any prepayment penalty or premium (for the avoidance of doubt, the calculations of the prepayment amount set out in Article 6.2 shall not apply this Article 6.4).

6.5
In the event that following the occurrence of any Event of Default (other than the Event of Default described in Article 10.12 (Material Adverse Change) the consequences of which are described under Article 6.4. above), the Noteholder declares the Notes to be immediately due and payable, the Issuer shall redeem the outstanding Notes by paying to the Noteholder, an amount calculated in accordance with the provisions of Article 6.2 above.

6.6
In the event that the Issuer ceases to carry on the business it carries on at the date hereof and enters into any unrelated business, the Issuer shall promptly notify Noteholder in writing upon becoming aware of the occurrence of the same, and the Noteholder may, by not less than 10 Business Days' prior written notice to the Issuer, such notice to be sent within 10 Business Days from the Issuer notifying the Noteholder of the occurrence of such change in business, declare the Notes immediately due and payable, in which case the Issuer shall redeem the Notes by paying to the Noteholder, an amount equal to the sum of the outstanding principal of the Notes held by it, together with accrued interest thereon and the fee due and payable to the Noteholder in accordance with the provisions of Article 19.2 below, but without any prepayment penalty or premium (for the avoidance of doubt, the calculations of the prepayment amount set out in Article 6.2 shall not apply this Article 6.5).

6.7	Any Notes repaid or purchased by the Issuer shall be cancelled and the Issuer shall not be entitled to re‑issue the same Notes.

6.8
Five (5) Business Days prior to the due date for repayment, prepayment or purchase by the Issuer of any Notes (or within such other delay agreed with the Issuer), the Noteholder shall be bound to deliver to the Issuer for review a notice detailing the computation of the amount payable to him in respect of the repayment, prepayment or purchase.

7.	TAXATION

If French law should require that payments of principal or interest in respect of the Notes be subject to withholding or deduction in respect of any taxes or duties whatsoever, the Issuer will, to the fullest extent then permitted by law, pay such additional amounts as may be necessary in order that the Noteholder, after such withholding or deduction, receive the full amount provided in such Notes to be then due and payable.
Any references in this Agreement to principal and interest shall be deemed also to refer to any additional amounts which may be payable under the provisions of this Article 7.

8.	REPRESENTATIONS AND WARRANTIES

8.1	The Issuer makes the following representations and warranties on the date of this Agreement.
8.1.1 Status
It is a company, duly incorporated and validly existing under the law of France. It has the power to own its assets and carry on its business as it is being conducted.
8.1.2 Power and binding obligations
It has full power and authority to execute, deliver and perform its obligations under the Issue Documents and to use the amounts made available under these documents.
All necessary action has been taken (and not revoked) and all necessary consents and authorisations obtained to authorise the execution, delivery and performance of the Issue Documents, and the Issue Documents constitute the valid and legally binding obligations of the Issuer enforceable in accordance with the terms of the Issue Documents, subject to the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors.
8.1.3 Security Documents validity and effectiveness
Each Security Document creates the Security Interests which that Security Document purports to create and those Security Interests are (subject to the Subscriber carrying out all necessary filings and registrations with any necessary court or other authority) valid and effective.
8.1.4 Non-conflict with other obligations and provisions
The execution, delivery and performance of the Issue Documents and the use of the proceeds of the Issue do not and will not:
(1)    (save to the extent it would not give rise to a Material Adverse Effect) contravene any law, regulation, directive, or judicial or official order to which the Issuer is subject;

(2)    (save to the extent it would not give rise to a Material Adverse Effect) result in any breach of or default under any obligation, agreement, restriction, undertaking or instrument to which any member of the Group is a party or is subject or which it requires to carry on its business,

(3)    contravene any provision of the Issuer’s constitutional documents.
8.1.5 No litigation, arbitration or administrative proceeding

No litigation, arbitration or administrative proceeding and, without limitation, no dispute with any statutory or governmental authority is taking place, pending or, to its knowledge, threatened against any of member of Issuer’s Group which, if adversely determined, would have a Material Adverse Effect.
8.1.6 No Event of Default
No Event of Default on the date of this Agreement only has occurred and is continuing;
8.1.7 Compliance with tax requirements
Each member of Issuer’s Group has punctually paid and discharged all taxes imposed upon it or its assets within the time period allowed without incurring penalties.

No member of Issuer’s Group is materially overdue in the filing of any tax returns and the Issuer is not aware of any claims that are being or are reasonably likely to be asserted against any member of the Issuer’s Group with respect to taxes in each case save as notified to the Subscriber.

8.1.8 No winding up, dissolution or re-organisation proceedings
It has not taken any corporate action nor, to its knowledge, have any other steps been taken or legal proceedings been started or threatened against it for its winding up, dissolution or re organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its revenues or assets.
8.1.9 Permitted Security Interest
No member of Issuer’s Group has created any Security Interest over the whole or any part of its present or future assets, undertaking, rights or revenues other than a Permitted Security Interest or is under any obligation to create any Security Interest other than a Permitted Security Interest.
8.1.10 Consolidated financial statements
The latest consolidated financial statements delivered to the Subscriber have been prepared in accordance with generally accepted accounting principles and practices under International Financial Reporting Standards (or IFRS) as applied in France and give a true and fair view of the financial condition and results of operations of the Issuer at the date to which such financial statements have been prepared; and since that date there has been no material adverse change in the business, assets or operations of the Issuer or Issuer’s Group taken as a whole.
8.1.11 Issuer’s Group accounts
The most recent management accounts of Issuer’s Group have been prepared with due care and attention and in accordance with good accounting practice on a basis consistent with that of the management accounts, accurately reflect the financial position of Issuer’s Group in all material respects as at their date and fully disclose all liabilities, actual or contingent, all encumbrances and financial commitments in existence at the date of the most recent management accounts.
8.1.12 No misleading information
All written information supplied to the Subscriber in contemplation of, in connection with, or pursuant to the Issue Documents was true and accurate in all material respects as at the date of the relevant report or document containing the information or, as the case may be, as at the date the information is expressed to be given and does not contain any materially misleading statement or omit to state a material fact.

All forecasts, projections and written statements of intention and opinions provided to the Subscriber by any company of the Issuer’s Group were made honestly and in good faith on the date on which they were expressed to be made.

The Issuer is not aware of any fact or circumstance, the omission of which would have made any such written information, forecasts, projections, written statements of intention or opinion misleading in any material respect on the date on which they were expressed to be made (subject to uncertainties and contingencies that are inherent to forecasts and projections).

8.1.13 Intellectual property rights
Save as otherwise disclosed by the Issuer to the Subscriber on or prior to the date of this Agreement, the Issuer's Group is the legal or beneficial owner of, or has valid leases or licences of, and all necessary authorisations and consents to use, its assets (including all Intellectual Property rights material to the business of the Issuer and to the knowledge of each member of the Issuer’s Group, there is no material violation by any person of any right of such member of Issuer’s Group with respect to such Intellectual Property rights material to the business of the Issuer) which are necessary to carry on its business as presently conducted and the use of the assets does not infringe, according to the Issuer’s best knowledge, any third party rights, unless such violation or infringement does not have a Material Adverse Effect.
8.1.14 Subordination
Any existing loans to the Issuer (including convertible notes and shareholder loans but excluding (i) the Natixis Factoring Programme, (ii) any Indebtedness arising under any loan agreement entered into or to be entered into with Bpifrance Financement and (iii) any "avances conditionées” from Bpifrance Financement or other government equivalent for research programs) shall be fully subordinated with respect to payment and security to the Notes in the same manner as provided under the amendment n°4 to Nokomis convertible promissory note dated 14 April 2015, the amendment n°4 to Nokomis convertible promissory note dated 27 April 2016 and the amendment n°1 to Nokomis convertible promissory note dated 27 September 2018.

8.2     The Subscriber makes the following representations and warranties on the date of this Agreement.

•
that it is acquiring the Notes for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that it has no present intention of selling, granting any participation in, or otherwise distributing the same;

•
that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Notes;

•
that it has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment in the Issuer and it understands and acknowledges that an investment in the Issuer is highly speculative and involves substantial risks. It can bear the economic risk of its investment and is able, without impairing its financial condition, to hold the Notes for an indefinite period of time and to suffer a complete loss of its investment;

•
that it has had an opportunity to ask questions of, and receive answers from, the officers of the Issuer concerning this Bonds Issue Agreement, as well as its business, management and ,financial affairs, which questions were answered to its satisfaction;

•
that it believes that it has received all the information it considers necessary or appropriate for deciding whether to subscribe the Notes. It acknowledges that any future plans and forward looking statements expressed by the Issuer are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the future plans and forward looking statements will not materialize or will vary significantly from actual results. It also acknowledges that it is relying solely on its own counsel and not on any statements or representations of the Issuer, or any agent or adviser of the Issuer for legal advice with respect to the subscription of the Notes; and

•	that it is not incorporated or acting through a Noteholder Office situated in a Non-Cooperative Jurisdiction.

9.	UNDERTAKINGS

9.1
The Issuer undertakes to the Noteholder to perform all the undertakings set out in this Clause 9 from the date of this Agreement and for so long as any amount is or may be outstanding under this Agreement.

9.1.1	Authorisations

The Issuer shall, with the exception of Intellectual Property obtain, maintain in full force and effect and comply with the terms of all authorisations, approvals, licences, exemptions, notarisations and consents required in or by the laws and regulations in France to enable it to lawfully enter into and perform its obligations under any Issue Document to which it is a party or to ensure the legality, validity, enforceability or admissibility in evidence of any Issue Document to which it is a party in France, subject to the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

9.1.2	Litigation

The Issuer shall promptly upon becoming aware of them, deliver to the Noteholder details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending and might, if adversely determined, have a Material Adverse Effect;

9.1.3	Events of Default

The Issuer shall promptly inform the Noteholder of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Noteholder, confirm to the Noteholder that, save as previously notified to the Noteholder or as notified in that confirmation, no such event has occurred;

9.1.4	Negative Pledge

The Issuer shall not:

-	create, purport to create any Security Interest over the whole or any part of the Charged Property except for any Permitted Security Interest; or

-	convey, assign, transfer, or agree to convey, assign or transfer the whole or any part of the Charged Property without the prior written consent of the Noteholder; or

-
permit or agree to any variation of the rights attaching to the whole or any part of the Charged Property (other than any variation in its commercial relationships with its customers or any variation which may result from the licensing to customers, by the Issuer, of Intellectual Property in the ordinary course of its business), without the prior written consent of the Noteholder; or

-
knowingly do, cause or permit to be done anything which may in the reasonable opinion of the Noteholder, to a material extent depreciate, jeopardise or otherwise prejudice the value to the Noteholder (whether monetary or otherwise) of the whole or any material part of the Charged Property, it being understood that depreciations of customers (clientèle) relating to the Charged Property resulting from the normal course of the Issuer’s business are not material; or

-	while any amount is outstanding in relation with this Agreement, make any distribution by way of dividend or otherwise howsoever without the prior written consent of the Noteholder;

9.1.5	Insurance

The Issuer shall obtain and maintain at its own expense insurance cover in relation to its business and assets of a type and in an amount as is usual for prudent companies carrying on a business such as that carried on by it;

9.1.6	Indebtedness

The Issuer shall not enter into any Indebtedness other than Permitted Indebtedness.

9.1.7	Subordination

The Issuer shall not enter into any convertible loan notes other than the Notes and the convertible promissory notes issued to the benefit of Nokomis Capital Master Fund, LP and Manatuck Hill Scout Fund, LP for an aggregate principal amount of twenty three million five hundred thousand dollars ($23,500,000), nor into any shareholder loans, without the prior written consent of the Noteholder, and shall subordinate any existing (except for Manatuck Hill Scout Fund, LP existing convertible loan notes) or duly authorized future convertible loan notes or shareholder loans, to the Notes in the same manner as provided under amendment n°4 to Nokomis convertible promissory note dated 14 April 2015, amendment n°4 to Nokomis convertible promissory note dated 27 April 2016 and amendment n°1 to Nokomis convertible promissory note dated 27 September 2018.

9.1.8 Warrant

The Issuer shall issue to the Noteholder a Warrant in accordance with the terms and conditions of the Warrant Issue Agreement entered into between the Parties this day.

9.1.9 Change in business

The Issuer shall not make or permit any substantial change in the nature or scope of its business or that of the Issuer’s Group, or suspend any substantial part of its operations as a whole which it conducts directly or indirectly.

9.2
The Issuer further undertakes to the Noteholder to perform the undertakings set out in this Clause 9.2, from the date of this Agreement and for so long as any amount is or may be outstanding under this Agreement.

9.2.1	Delivery of Accounts

The Issuer shall as soon as the same become available (and in any event within 9 months after the end of each of its financial years), deliver a copy of its Accounts for that financial year to the Noteholder;

9.2.2	Delivery of financial information

The Issuer shall as soon as the same become available (and in any event within 30 days after the end of each quarter of each of its financial years), deliver to the Noteholder its unaudited management accounts for that quarter (including a balance sheet and profit and loss account forecasts for that month and a cash flow forecast at least and at the latest for the following quarter), prepared in accordance with basic accounting principles generally accepted in France for management accounts and consistently applied, signed by either the CEO or the CFO of the Issuer);

9.2.3	Information to shareholders

The Issuer shall at the same time as sent to its shareholders, deliver to the Noteholder a copy of any circular, document or other written information sent to its shareholders in their capacity as shareholders;

9.2.4	Reporting requirements

The Issuer shall grant access to the Noteholder to board packs (i.e. the pack of information sent by a company to the board of directors prior to each meeting), to calls, monthly management accounts including Profit & Loss statement and liquidity analysis which shall include operational and financials cash flows with details of ending bank and loan balances, together with any other information provided to the Issuer’s board of directors, including any available CEO report and/or board pack information. Balance Sheet where prepared monthly shall also be made available to the Noteholder, otherwise on a quarterly basis.

9.2.5	Board Resolutions and Observer

The Noteholder will be entitled to nominate a candidate for appointment as censeur of the board of directors (conseil d'administration) of the Issuer (hereafter, the "Observer"). Upon request of the Noteholder, and following appointment of this candidate as Observer by the board of directors (conseil d'administration), such Observer will be entitled to attend meetings of the board of directors (conseil d'administration) as an observer onlyparticipate in the discussion, give its views but it shall not have any voting rights and, for the avoidance of doubt, will not be, or be entitled to be, counted in the quorum for any board of directors' meeting.

The Issuer shall procure that the Observer receives access to (i) quarterly financial information (income statement, balance sheet and cash flow statement) and monthly operating data as available to the Noteholder in accordance with the provisions of Clause 9.2.4; (ii) semi-annual/quarterly non audited and annual audited financial statements; (iii) board packs; and (iv) any other information provided to the Issuer’s board of directors, including the reports and other board pack information as well as copies of the minutes of all board of directors meetings, of the Issuer’s Shareholders’ meetings, together with copies of documents presented to such meetings.

The Observer will have to abide by the Issuer’s insider trading policy. Mr. Jérôme Fonteneau has been appointed by the board of directors of the Issuer during the board meeting dated October 23 2018.

9.2.6	Tax information

The Issuer shall inform immediately the Noteholder if the Issuer has taken any steps to negotiate any agreement relating to a delay of the payment schedule, with any tax authorities (including any social security tax (URSSAF) or any other related employment taxes) to the extent that such delay would have a Material Adverse Effect.

9.2.7	Further financial information

The Issuer shall from time to time at the request of the Noteholder, furnish the Noteholder with such information about the business and financial condition of the Issuer as the Noteholder may reasonably require, provided said information is readily available.

9.3	Information undertakings

The Parties hereby agree that (x) should the information provided pursuant to Clause 9.1.2 or Clause 9.2 constitute material nonpublic information, the Issuer shall not provide such information to the Noteholder before it is made public through a press release or filing with the United States Securities and Exchange Commission unless if the Noteholder, after having been informed that the information to be provided constitutes material nonpublic information, have specifically agreed to receive it and (y) there shall be no obligation to provide any information (i) in violation of any applicable law or regulation or any binding agreement, (ii) which provision would result in the loss or waiver of the attorney-client or similar privilege or (iii) that constitutes non-registered Intellectual Property or trade secrets.

9.4 Compliance with the Security Documents

The Issuer hereby further undertakes to comply with the provisions of the Security Documents in relation to all filings and registrations with any necessary court or other authority as may be necessary for the purpose of the creation, perfection, protection or maintenance of the Security Interests granted pursuant to the Security Documents.

9.5 Manatuck Hill Scout Fund LP convertible promissory note

The Subscriber and the Issuer agree that:
(a)    any indebtedness arising under any convertible promissory note issued to the benefit of Manatuck Hill Scout Fund LP shall be fully repaid by the Issuer within a period of two (2) Business Days following the actual receipt by the Issuer of the funds corresponding to the subscription of the Notes; and

(b)    until the end of the period of two (2) Business Days referred to in paragraph (a) above, the Subscriber hereby expressly waives any Event of Default or other action against the Issuer which could arise under the Issue Documents as a result of the convertible promissory note issued to the benefit of Manatuck Hill Scout Fund LP not repaid in full or otherwise amended.

10.	EVENTS OF DEFAULT

Subject to the paragraph below, at any time after the occurrence of an Event of Default (and for so long as that Event of Default is continuing), the Noteholder may, by notice to the Issuer, declare all or part of the amounts due in connection with the Notes and under the Issue Documents to be immediately due and payable, whereupon those amounts shall immediately become due and payable. In such case, the Issuer shall redeem the Notes by paying the Noteholder the amounts detailed in Article 6.

10.1	Non-payment

The Issuer fails to pay in full on the due date any sum due under this Agreement in the currency and in the manner specified in this Agreement save where such failure is solely due to an administrative or systems error in the transmission of funds;

10.2	Breach of undertakings

The Issuer fails to perform or comply with any of the obligations expressed to be assumed by it in Article 9 (Undertakings) and where such non-performance or non-compliance is capable of remedy, has not been remedied within fifteen (15) Business Days of the earlier of notice to the Issuer of that breach by the Noteholder and the date on which the Issuer becomes aware of such breach.

10.3	Breach of other obligations

The Issuer fails to perform or comply with any other obligation expressed to be assumed by it in any of the Issue Documents to which it is a party and where such non-performance or non-compliance is capable of remedy, has not been remedied within fifteen (15) Business Days of the earlier of notice to the Issuer of that breach by the Noteholder and the date on which the Issuer becomes aware of such breach;

10.4	Cross-default

•	Any Indebtedness related to secured debt and loans arrangement is not paid when due or within any applicable grace period,

•	any Indebtedness of the Issuer is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default,

in each case, except where the aggregate amount of Indebtedness falling within the above cases is less than three hundred fifty thousand euros (EUR 350,000) or where such event of default results from a dispute (i) related to trade creditors or landlords or (ii) arising strictly within the course of ordinary business between the Issuer and a business counterparty, such as, without limitation, suppliers or clients;

10.5	Insolvency

The Issuer is unable to pay its debts as they fall due, admits its inability to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its Indebtedness or makes a general assignment of all of its assets for the benefit of, or a composition with, its creditors;

10.6	Insolvency proceedings

The Issuer takes any corporate action or other steps are taken or legal proceedings are started for (i) its winding‑up, dissolution or re‑organisation affecting a substantial part of its business,(with the exception of any winding-up petition which is frivolous or vexatious and/or contested in good faith and is discharged, stayed or dismissed within 7 Business Days of commencement) (ii) the appointment of a receiver, administrator, administrative receiver, trustee or similar officer;

10.7 Litigation

Any litigation, arbitration or administrative proceedings are commenced against the Issuer which has a Material Adverse Effect;

10.8 Validity of agreement

at any time any act, condition or thing required to be done, fulfilled or performed by it in order:

•	to enable the Issuer to lawfully enter into, exercise its rights under or perform the obligations expressed to be assumed by it in the Issue Documents to which it is a party;

•
to ensure that the obligations expressed to be assumed by the Issuer in the Issue Documents to which it is a party are legal, valid and binding, subject to the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

•	to make the Issue Documents to which it is a party admissible in evidence in France;

is not done, fulfilled or performed within any time available to ensure compliance with the laws and regulations applicable in France;

10.9	Unlawfulness

At any time it is or becomes unlawful for the Issuer to perform or comply with any or all of its material obligations under the Issue Documents or any of the material obligations of the Issuer under the Issue Documents are not, or cease to be, legal, valid and binding and this has a Material Adverse Effect;

10.10	Breach of Contract

any event or circumstance occurs which, with the giving of notice, lapse of time, determination of materiality, the fulfilment of any other applicable condition or any combination of the foregoing constitutes a default (howsoever described) under any contract (including, without limitation, any leasing contracts) to an extent or in a manner which in the opinion of the Noteholder (acting reasonably) will have a Material Adverse Effect;

10.11	Analogous proceedings

there occurs, in relation to the Issuer, an event anywhere which, in the opinion of the Noteholder (acting reasonably), corresponds with any of those mentioned in Article 10.5 (Insolvency) and Article 10.6 (Insolvency proceedings);

10.12	Material adverse change

any circumstances having a Material Adverse Effect arise, which give grounds in the opinion of the Noteholder for reasonable belief that the Issuer is unable to perform or comply with its obligations under any Issue Documents to which it is a party;

10.13 Non-payment of tax and social security contributions

The Issuer fails to pay in full on the due date any amount due to any tax authority (including any social security tax (URSSAF) or any other related employment taxes) and this has a Material Adverse Effect.

11.	VALUATION OF CHARGED PROPERTY

The Noteholder may no more than once a year after an Event of Default which is continuing, by reasonable prior notice in writing to the Issuer, instruct an appraiser to make a valuation of any Charged Property. The Issuer shall pay the costs of any such valuation, subject to pre-agreed caps, provided that it receives the detail of the diligences carried out and a full copy of the appraiser’s report delivered to the Noteholder. The Issuer shall give the appraiser so instructed all such assistance as he may reasonably require to carry out any such valuation (including the provision of such information as the appraiser may reasonably require) and shall allow him free access to premises during the day time at all reasonable hours on his giving reasonable prior notice that such valuation is to be carried out, provided that such access shall not be granted for an excessive period of time.

12.	THE REGISTER

The Issuer shall at all times keep at its registered office, an accurate register of the Notes (the "Register") showing (i) the principal amount of Notes from time to time, (ii) the dates and particulars of all transfers and repayments and purchases thereof and (iii) the names and addresses of the Noteholder and the persons deriving title under them. The Noteholder and any persons entitled to any of the Notes or any of them and any person authorised in writing by any of them shall be at liberty at all reasonable times during office hours, subject to a reasonable prior notice in writing to the Issuer, to inspect the Register and (upon payment of the cost of copying the same, if appropriate) to take copies thereof and extracts therefrom or any part thereof.

13.	TRANSMISSION AND TRANSFER

13.1
The Noteholder will be recognised by the Issuer as entitled to subscribe its (their) Notes free from any equity set-off or cross-claim on the part of the Issuer against the original or any intermediate holder of such Notes.

13.2
Subject as hereinafter provided, the Noteholder and every subsequent holder of Notes shall be entitled to freely transfer (all but not part) the Notes (provided that the appointment of the Observer in accordance with Article 9.2.5. above as observer (censeur) shall be terminated on the effective date of the transfer of the Notes), except to direct competitors of the Issuer. Transfers of the Notes shall be completed by an instrument in writing in the usual common form signed by the transferor.

13.3	The transferor of any Notes shall be deemed to be the beneficial owner of such Notes until the name of the transferee is entered in the Register in respect thereof.

13.4
An original of each instrument of transfer must be left at the office of the Issuer's registered office for registration accompanied by if the instrument shall be executed by some other person on behalf of the transferor the authority of that person so to do.

All instruments of transfer which shall be registered shall be retained by the Issuer. The Issuer shall within five (5) Business Days of receipt of documents reasonably necessary to complete a transfer of the Notes enter the name of the transferee in the Register as the Noteholder in respect of the Notes so transferred.

13.5	No fee may be charged for the registration of transfers or other document relating to or affecting the title to any Notes.

13.6
The Notes shall not be offered to the public for subscription or purchase and shall not be capable of being dealt in on any stock exchange and no application shall be made to any stock exchange for permission to deal in or for an official or other quotation for the Notes.

13.7	No Noteholder shall transfer any of its Notes to a transferee incorporated or acting through an Noteholder Office situated in a Non-Cooperative Jurisdiction.

13.8	If:

i.	a Noteholder transfers any of the Notes which it holds or changes its Noteholder Office; and

ii.
as a result of circumstances existing at the date the transfer occurs, the Issuer would be obliged to make a payment to the transferee or the Noteholder acting through its new Noteholder Office under Clause 7 (Taxation), then the transferee or the Noteholder acting through its new Noteholder Office is only entitled to receive payment under such Clause 7 (Taxation) to the same extent as the transferor or the Noteholder acting through its previous Noteholder Office would have been entitled to receive payment under such Clause.

14.	PROCEDURE FOR PAYMENT

Any principal, interest or other moneys repayable or payable hereunder on or in respect of any Notes may be paid by transfer to the bank account designated in writing by the Noteholder.

15.	RIGHTS OF THE SINGLE NOTEHOLDER

15.1
The Notes are subscribed by the Subscriber and in accordance with Article 13.2 may only be transferred in all but not in part. Accordingly, there will remain one single Noteholder, which shall exercise under its own name, all rights and powers reserved by the French Commercial Code to the “Masse” under the meaning of Article L.228-46 of the French Commercial Code and to Noteholder’ meetings.

15.3	All decisions made by the Noteholder shall be recorded in a register of the Noteholder’s decisions.

16.	REMEDIES AND WAIVERS

16.1
No failure, delay or other relaxation or indulgence on the part of the Noteholder to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

16.2	All rights of the Noteholder contained in this Agreement are in addition to all rights vested or to be vested in it pursuant to the other Issue Documents, common law or statute.

17.	SEVERABILITY

Each of the provisions of this Agreement is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

18.	NOTICES

18.1
All notices, demands or other communications under or in connection with this Agreement may be given by letter, facsimile or other comparable means of communication addressed to the person at the address identified below:

–
All notices to be sent to the Issuer under or in connection with this Agreement shall be sent to the following recipient: SEQUANS COMMUNICATIONS, 15-55, boulevard Charles de Gaulle Les Portes de la Défense - 92700 Colombes.

–
All notices to be sent to the Subscriber under or in connection with this Agreement shall be sent to the following recipient: Jerome Fonteneau - jfonteneau@harbert.net at Harbert European Fund Advisors Ltd, Brookfield House, 5th Floor, 44 Davies Street, London W1K 5JA, United Kingdom

Any such communication will be deemed to be given as follows:

-	if personally delivered, at the time of delivery;

-
if by letter, at noon on Business Day following the day such letter was posted (or in the case of airmail, seven days after the envelope containing the same was delivered into the custody of the postal authorities); and

-	if by facsimile transmission or comparable means of communication during the business hours of the addressee then on the day of transmission, otherwise on the next following Business Day.

18.2
In proving such service it shall be sufficient to prove that personal delivery was made or that such letter was properly stamped first class, addressed and delivered to the postal authorities or in the case of facsimile transmission or other comparable means of communication that a confirming hard copy was provided promptly after transmission.

19.	FEES

19.1
On the Closing Date, the Issuer shall pay to HESLC II an arrangement fee equal to one percent (1.00%) of the initial principal amount of the Notes, which amount shall be paid by way of set-off against the subscription price of the Notes.

19.2
On the earlier of (i) the final payment by the Issuer under this Agreement or (ii) the release of the Security Interests under the Security Documents, the Issuer shall pay to HESLC II a supplementary fee equal to two point five percent (2.5%) of the initial principal amount of the Notes.

20.	TRANSACTION EXPENSES

20.1
Upon subscription of the Notes in accordance with Article 2.4, the Issuer shall pay to the Subscriber all duly documented costs, fees and expenses including legal fees (up to a maximum of €60,000 plus VAT) reasonably incurred by it in connection with the negotiation, preparation and execution of the Issue Documents and the perfection of the Security Interests granted pursuant to the Security Documents.

20.2
The Issuer shall pay all stamp, documentary, registration and other like duties or taxes to which this Agreement is or at any time may be subject (other than any duties or taxes resulting from a change to the Noteholder Office or from any voluntary registration of a Issue Document made by any Noteholder which is not required as a matter of law).

20.3
The Issuer shall, from time to time on demand of the Noteholder, forthwith indemnify the Noteholder against any , costs, claims, expenses and direct liabilities resulting from any failure to pay any amount due under the Issue Documents on its due date or any delay in paying any such amounts (without double counting with any late payment interest due pursuant to Clause 5.5),and the Noteholder shall produce a certificate of amounts claimed under such indemnity within a reasonable time of the date of such claim.

20.4	All fees and expenses payable pursuant to this Article shall be paid together with VAT (if any) properly chargeable thereon.

21.	CONFIDENTIALITY

21.1
The Parties will keep the Issue Documents, and their subject matter and all information received thereunder or pursuant thereto (the “Confidential Information”) confidential, except if they are required by law or regulation or judicial process or at the request of an administrative authority to disclose the same. The Noteholder undertake(s) to hold confidential all Confidential Information which it acquires under or in connection with the Issue documents, pursuant to the provisions of a separate confidentiality agreement entered into on or about the date hereof with the Issuer.

22.	LAW AND JURISDICTION

This Agreement is governed by and shall be construed in accordance with French law.
Any dispute concerning the validity, interpretation or performance of this Agreement will be submitted to the Tribunal of Commerce of Paris.

Executed in Paris in two (2) original copies

On 26 October 2018

/s/ Georges Karam __________________________ SEQUANS COMMUNICATIONS As Issuer Represented by: Georges Karam Title: president and chief executive officer

/s/ Christophe Jacomin
_______________________________________________________
HARBERT FUND ADVISORS, INC. AS INVESTMENT MANAGER FOR HARBERT EUROPEAN SPECIALTY LENDING COMPANY II S.à r.l
As Subscriber
Represented by: Christophe Jacomin
Title: attorney/partner

ANNEX 1

CONDITIONS PRECEDENT DOCUMENTS TO SUBSCRIPTION OF THE NOTES

1.	A copy, certified as a true, complete and up-to-date copy by a duly authorised officer, of the by-laws (statuts) of the Issuer.

2.
A copy, certified as a true copy by a duly authorised officer of the board resolutions of the Issuer, authorizing the Issue, the issue of the Warrant (as set out in Article 1) and authorizing a named person or persons, other than the Director if the case may be, to execute the Issue Documents and to give all notices and take all other actions required by such party under the Issue Documents.

3.
A certificate of a duly authorised officer of the Issuer setting out the names and signatures of the persons authorised to execute the Issue Documents and to give all notices and take all other actions required by such party under the Issue Documents.

4.	The Security Documents to be executed on or prior to the Closing Date duly executed by all the parties thereto and all documents executed pursuant thereto and all documents required thereby.

5.	Execution of all the Bond Issue Agreement and the Security Documents.

6.
No material, significant, unexpected or undisclosed adverse change in the business, results of operations, forecasts, condition (financial or otherwise), assets, liabilities or prospects or the Issuer’s Group, taken as a whole, since the date of the last audited financial statements.

7.	An illustrative exit waterfall showing the proceeds payable to the Subscriber or its nominee under the warrant in the case of a theoretical exit as follows:

Assuming an initial warrant exercise price of $1.34 per share, and implied shares granted to the Subscriber of 816,716 (8% coverage of the EUR 12m facility translated at $1.14 to EUR 1.00, divided by the exercise price), the net proceeds available to the holder in the event of a sale at various prices, based on total fully diluted shares of 121,998,272, would be:

At $1.35 per share and a valuation of $164,697,667, net proceeds of $8,167.1;

At $2.70 per share and a valuation of $329,395,334, net proceeds of $1,110,734.33;

At $5.00 per share and a valuation of $609,991,360, net proceeds of $2,989,182.09.

This CP 7 is deemed satisfied prior to signing of the Bond Issue Agreement.

8.
Copy of the notification by the Issuer to Natixis Factor of the USD 25,000,000 limit to the Natixis Factoring Programme as stated in the definition of Permitted Indebtedness under the Bond Issue Agreement.

Company Name:

Date of Funding		1-Nov-18
EOM of 1st Funding		30-Nov-18
Days in Between		30
Start of month of 1st Funding		1-Nov-18
Days in Month		30
Total Loan Commitment		12,000,000

				I/O Period	Repayment period
All amounts in :		€				Total length
T1		12,000,000		12	30.00	42.00
T2		0		0	0	0
Total Facility		12,000,000

Cash interest Rate		9.00%
Arrangement Fee Total Facility		1.00%	120,000
Backend Fee		2.50%	300,000
Prepayment Discount		5.00%

Monthly Payment T1		448,178
													With Principal Discounted
		Tranche 1					Arrangement/Backend Fee	Payment Due	Total Payments	Total Interest Payment	Total Principal Payments	Total Exposure Outstanding	Interest Payments	Principal Payments	Prepayment Amount Assuming Full prepayment at month end
		BB	Int	Princ	Pmt	EB

11/1/2018	0	0.00	0.00	-12,000,000.00	-12,000,000.00	12,000,000.00	120,000.00	11/1/2018	-11,880,000.00	0.00	-12,000,000.00	12,000,000.00	0.00	0.00
11/30/2018	1	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	11/30/2018	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,488,768.65
12/31/2018	2	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	12/31/2018	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,452,786.51
1/31/2019	3	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	1/31/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,411,432.13
2/28/2019	4	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	2/28/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,375,128.86
3/31/2019	5	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	3/31/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,336,944.09
4/30/2019	6	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	4/30/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,300,331.52
5/31/2019	7	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	5/31/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,261,846.20
6/30/2019	8	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	6/30/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,224,921.79
7/31/2019	9	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	7/31/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,187,844.06
8/31/2019	10	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	8/31/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,148,906.74
9/30/2019	11	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	9/30/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,111,513.36
10/31/2019	12	12,000,000.00	90,000.00	0.00	90,000.00	12,000,000.00	0.00	10/31/2019	90,000.00	90,000.00	0.00	12,000,000.00	90,000.00	0.00	13,072,269.33

11/30/2019	13	12,000,000.00	90,000.00	358,177.93	448,177.93	11,641,822.07	0.00	11/30/2019	448,177.93	90,000.00	358,177.93	11,641,822.07	90,000.00	358,177.93	13,033,070.41
12/31/2019	14	11,641,822.07	87,313.67	360,864.26	448,177.93	11,280,957.81	0.00	12/31/2019	448,177.93	87,313.67	360,864.26	11,280,957.81	87,313.67	360,864.26	12,634,043.49
1/31/2020	15	11,280,957.81	84,607.18	363,570.75	448,177.93	10,917,387.06	0.00	1/31/2020	448,177.93	84,607.18	363,570.75	10,917,387.06	84,607.18	363,570.75	12,230,289.56
2/29/2020	16	10,917,387.06	81,880.40	366,297.53	448,177.93	10,551,089.54	0.00	2/29/2020	448,177.93	81,880.40	366,297.53	10,551,089.54	81,880.40	366,297.53	11,827,929.15
3/31/2020	17	10,551,089.54	79,133.17	369,044.76	448,177.93	10,182,044.78	0.00	3/31/2020	448,177.93	79,133.17	369,044.76	10,182,044.78	79,133.17	369,044.76	11,422,471.03
4/30/2020	18	10,182,044.78	76,365.34	371,812.59	448,177.93	9,810,232.18	0.00	4/30/2020	448,177.93	76,365.34	371,812.59	9,810,232.18	76,365.34	371,812.59	11,016,756.23
5/31/2020	19	9,810,232.18	73,576.74	374,601.19	448,177.93	9,435,631.00	0.00	5/31/2020	448,177.93	73,576.74	374,601.19	9,435,631.00	73,576.74	374,601.19	10,608,038.65
6/30/2020	20	9,435,631.00	70,767.23	377,410.70	448,177.93	9,058,220.30	0.00	6/30/2020	448,177.93	70,767.23	377,410.70	9,058,220.30	70,767.23	377,410.70	10,198,941.98
7/31/2020	21	9,058,220.30	67,936.65	380,241.28	448,177.93	8,677,979.02	0.00	7/31/2020	448,177.93	67,936.65	380,241.28	8,677,979.02	67,936.65	380,241.28	9,788,146.56
8/31/2020	22	8,677,979.02	65,084.84	383,093.09	448,177.93	8,294,885.94	0.00	8/31/2020	448,177.93	65,084.84	383,093.09	8,294,885.94	65,084.84	383,093.09	9,374,492.18
9/30/2020	23	8,294,885.94	62,211.64	385,966.28	448,177.93	7,908,919.65	0.00	9/30/2020	448,177.93	62,211.64	385,966.28	7,908,919.65	62,211.64	385,966.28	8,960,273.31
10/31/2020	24	7,908,919.65	59,316.90	388,861.03	448,177.93	7,520,058.62	0.00	10/31/2020	448,177.93	59,316.90	388,861.03	7,520,058.62	59,316.90	388,861.03	8,543,292.37
11/30/2020	25	7,520,058.62	56,400.44	391,777.49	448,177.93	7,128,281.13	0.00	11/30/2020	448,177.93	56,400.44	391,777.49	7,128,281.13	56,400.44	391,777.49	8,125,622.00
12/31/2020	26	7,128,281.13	53,462.11	394,715.82	448,177.93	6,733,565.31	0.00	12/31/2020	448,177.93	53,462.11	394,715.82	6,733,565.31	53,462.11	394,715.82	7,706,217.29
1/31/2021	27	6,733,565.31	50,501.74	397,676.19	448,177.93	6,335,889.12	0.00	1/31/2021	448,177.93	50,501.74	397,676.19	6,335,889.12	50,501.74	397,676.19	7,282,450.17
2/28/2021	28	6,335,889.12	47,519.17	400,658.76	448,177.93	5,935,230.36	0.00	2/28/2021	448,177.93	47,519.17	400,658.76	5,935,230.36	47,519.17	400,658.76	6,859,544.26
3/31/2021	29	5,935,230.36	44,514.23	403,663.70	448,177.93	5,531,566.66	0.00	3/31/2021	448,177.93	44,514.23	403,663.70	5,531,566.66	44,514.23	403,663.70	6,434,122.17
4/30/2021	30	5,531,566.66	41,486.75	406,691.18	448,177.93	5,124,875.48	0.00	4/30/2021	448,177.93	41,486.75	406,691.18	5,124,875.48	41,486.75	406,691.18	6,007,693.64
5/31/2021	31	5,124,875.48	38,436.57	409,741.36	448,177.93	4,715,134.12	0.00	5/31/2021	448,177.93	38,436.57	409,741.36	4,715,134.12	38,436.57	409,741.36	5,578,848.64
6/30/2021	32	4,715,134.12	35,363.51	412,814.42	448,177.93	4,302,319.69	0.00	6/30/2021	448,177.93	35,363.51	412,814.42	4,302,319.69	35,363.51	412,814.42	5,148,868.66
7/31/2021	33	4,302,319.69	32,267.40	415,910.53	448,177.93	3,886,409.16	0.00	7/31/2021	448,177.93	32,267.40	415,910.53	3,886,409.16	32,267.40	415,910.53	4,717,103.22
8/31/2021	34	3,886,409.16	29,148.07	419,029.86	448,177.93	3,467,379.30	0.00	8/31/2021	448,177.93	29,148.07	419,029.86	3,467,379.30	29,148.07	419,029.86	4,283,072.37
9/30/2021	35	3,467,379.30	26,005.34	422,172.58	448,177.93	3,045,206.72	0.00	9/30/2021	448,177.93	26,005.34	422,172.58	3,045,206.72	26,005.34	422,172.58	3,847,711.78
10/31/2021	36	3,045,206.72	22,839.05	425,338.88	448,177.93	2,619,867.84	0.00	10/31/2021	448,177.93	22,839.05	425,338.88	2,619,867.84	22,839.05	425,338.88	3,410,187.53
11/30/2021	37	2,619,867.84	19,649.01	428,528.92	448,177.93	2,191,338.92	0.00	11/30/2021	448,177.93	19,649.01	428,528.92	2,191,338.92	19,649.01	428,528.92	2,971,202.36
12/31/2021	38	2,191,338.92	16,435.04	431,742.89	448,177.93	1,759,596.03	0.00	12/31/2021	448,177.93	16,435.04	431,742.89	1,759,596.03	16,435.04	431,742.89	2,530,394.34
1/31/2022	39	1,759,596.03	13,196.97	434,980.96	448,177.93	1,324,615.07	0.00	1/31/2022	448,177.93	13,196.97	434,980.96	1,324,615.07	13,196.97	434,980.96	2,087,218.82
2/28/2022	40	1,324,615.07	9,934.61	438,243.32	448,177.93	886,371.76	0.00	2/28/2022	448,177.93	9,934.61	438,243.32	886,371.76	9,934.61	438,243.32	1,642,740.13
3/31/2022	41	886,371.76	6,647.79	441,530.14	448,177.93	444,841.62	0.00	3/31/2022	448,177.93	6,647.79	441,530.14	444,841.62	6,647.79	441,530.14	1,196,355.86
4/30/2022	42	444,841.62	3,336.31	444,841.62	448,177.93	0.00	300,000.00	4/30/2022	748,177.93	3,336.31	444,841.62	0.00	3,336.31	444,841.62

ANNEX 3
SUBSCRIPTION FORM
HARBERT EUROPEAN SPECIALTY LENDING COMPANY II S.à r.l.
A Luxemburg société à responsabilité limitée
Registered office: 5, rue Guillaume Kroll, L-1882 Luxembourg

Subscription Form with respect to the Bond Issue Agreement
dated [•] 2018 (the "Agreement")

We, the undersigned:

–
HARBERT EUROPEAN SPECIALTY LENDING COMPANY II S.à r.l., a company with a limited liability (société à responsabilité limitée) incorporated under the laws of Luxembourg whose registered office is at 5, rue Guillaume Kroll, L-1882 Luxembourg (the “Subscriber”),

Hereby refer to the Agreement. Unless otherwise defined in this letter, words and expression defined in the Agreement have the same meaning when used in this subscription form.

After having read:

–
the by-laws (statuts) of Sequans Communications (the “Issuer”), a French société anonyme, having its registered office at 15-55, boulevard Charles de Gaulle Les Portes de la Défense - 92700 Colombes, FRANCE, and registered with the Nanterre Registry under number 450 249 677,

–
the Issuer’s Board resolution dated [•], 2018, fixing the terms of the issuance of twelve thousand (12,000) Notes for a total maximum principal amount of twelve million Euros (€ 12,000,000), and a par value of one thousand Euros (€ 1,000) per Note with authorization from the [•] resolution of the general meeting of the shareholders of the Issuer dated 29 June 2018 approving the issue of the Notes in registered form exclusively reserved to the Subscriber, and

–	the terms and conditions of the Notes as set out in the Agreement and the terms and conditions of the Warrant as set out in the Warrant Issue Agreement,

We hereby declare to subscribe to twelve thousand (12,000) Notes, to which is attached one (1) warrant (bon de souscription d'actions) (the "Warrant"), each Note issued by the Issuer at a price of [•] euros (EUR [•]) as part of the above-mentioned issue.

We will pay the full amount of our subscription, less the sums due to us by the Issuer pursuant to the Agreement, i.e. the sum of [•] euros (EUR [•]) by bank transfer to the Issuer’s bank account, the details of which are as follows, and deliver a copy of the payment instruction to the Issuer:

–	Full name and address of the bank: [•]

–	Account holder: [•]

–	Account number: [•]

–	IBAN: [•]

–	SWIFT (BIC): [•]

Made in [•], on [•] 2018

___________________
[Authorized signatory]
For and on behalf of
HARBERT EUROPEAN SPECIALTY LENDING COMPANY II